VV Markets, LLC

(a Delaware series limited liability company)



Audited Financial Statements

For the inception period of June 16, 2020 through October 7, 2020










Financial Statements

VV MARKETS, LLC

Table of Contents

Independent
Accountant's Audit
Report

Financial Statements
and Supplementary
Notes


Balance Sheet as of
October 7, 2020


Income Statement for
the period of June 16,
2020 (inception)
through October 7,
2020


Statement of Changes
in Shareholders'
Equity for the period
of June 16, 2020
(inception) through
October 7, 2020


Statement of Cash
Flows for the period
of June 16, 2020
(inception) through
October 7, 2020


Notes and Additional
Disclosures to the
Financial Statements
as of October 7, 2020


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IndigoSpire
CPAs and Advisors

INDEPENDENT AUDITOR'S REPORT

November 4, 2020

To: 	Board of Managers, VV Markets, LLC
       Attn: Nick King

Re: 	2020 (inception) Financial Statement Audit

We have audited the accompanying consolidated financial statements of VV MARKETS, LLC (a series limited liability company organized in Delaware) (the "Company"), which comprise the balance sheet as of October 7, 2020, and the related statements of income, stockholders' equity, and cash flows for the inception period of June 16, 2020 (inception) and ending October 7, 2020, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company's financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.
The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of October 7, 2020, and the results of its operations, shareholders' equity and its cash flows for the period June 16, 2020 (inception) through October 7, 2020 in accordance with accounting principles generally accepted in the United States of America.

Going Concern
As discussed in the Notes and Additional Disclosures, certain conditions indicate the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments which might be necessary should the Company be unable to continue as a going concern. Our conclusion is not modified with respect to that matter.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC
Aurora, Colorado

November 4, 2020



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VV MARKETS, LLC
BALANCE SHEET
As of October 7, 2020
See accompanying Auditor's Report and Notes to these Financial Statements



ASSETS


  Current Assets:

      Cash and cash equivalents

$

0
          Total Current Assets
0


TOTAL ASSETS

$

0



LIABILITIES AND
MEMBERS' EQUITY


Liabilities:

  Current Liabilities:

      None
$

0
                Total Current
Liabilities
0


  Non-current Liabilities:

       None
0


TOTAL LIABILITIES
0


Members' Equity:

     Membership interest
0
     Retained earnings, net of
distributions
0


                Total Member's
Equity
0


TOTAL LIABILITIES AND
MEMBER'S EQUITY

$

0








VV MARKETS, LLC
STATEMENT OF OPERATIONS
For the period of June 16, 2020 (inception) to October 7, 2020
See accompanying Auditor's Report and Notes to these Financial
Statements





Revenues
$

0
Cost of revenues
0
       Gross Profit (Loss)
0


Operating Expenses:

    General and administrative
0
       Total Operating Expenses
0



Operating Income
0


Provision for Income Taxes
0


Net Income
$

0









VV MARKETS, LLC
STATEMENT OF MEMBERS' EQUITY
For the period of June 16, 2020 (inception) to October 7, 2020
See accompanying Auditor's Report and Notes to these Financial Statements


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VV MARKETS, LLC
STATEMENT OF CASH FLOWS
For the period of June 16, 2020 (inception) to October 7, 2020
See accompanying Auditor's Report and Notes to these Financial Statements


Cash Flows from Operating
Activities

  Net Income
 $
0
 Adjustments to reconcile net loss
to net cash used
    in operating activities:
      Changes in operating assets
and liabilities:

         None
0
            Net Cash Used in
Operating Activities
0


Cash Flows from Investing
Activities

  None

            Net Cash Used in
Investing Activities
0


Cash Flows from Financing
Activities

  None
0
            Net Cash Provided by
Financing Activities
0


Net Change In Cash and Cash
Equivalents
0


Cash and Cash Equivalents at
Beginning of Period
0

Cash and Cash Equivalents at End
of Period

$

0



Supplemental Disclosure of
Cash Flow Information

    Cash paid for interest

$

0

    Cash paid for income taxes

0

















VV MARKETS, LLC
NOTES TO FINANCIAL STATEMENTS
As of October 7, 2020
See accompanying Auditors' Report



NOTE 1:  NATURE OF OPERATIONS

VV Markets, LLC (the "Company") is a Delaware series limited liability company formed on June 16th, 2020.
VinVesto Inc. is the sole owner of interests of the Company
(other than interests issued in a particular series to other investors). The Company was formed to acquire and manage fine wines, spirits, and other wine related entities. It is expected that the Company will create a number of separate series of interests (the "Series" or "Series of Interests") and that each collection will be owned by a separate Series, and that the assets and liabilities of each Series will be separate in accordance with Delaware law. Investors acquire membership interests (the "Interests") in each Series and will be entitled to share in the return of that particular Series, but will not be entitled to share in the return of any other Series.

The Company's managing member is VinVesto, Inc. (the
"Manager"). The Manager is a Delaware corporation formed on June 16th, 2020. The Manager is a technology and marketing company that operates the VinVesto platform
("Platform") and manages the Company and the assets owned by the Company in its roles as the Manager and manager of the assets of each Series (the "Asset Manager").

As of June 16th, 2020, the Company has not commenced planned principal operations nor generated revenue. The
Company's activities since inception have consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company's planned operations or failing to profitably operate the business.

The Company intends to sell Interests in a number of separate individual Series of the Company. Investors in any Series acquire a proportional share of income and liabilities as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an offering related to that particular Series a collection of assets, (plus any cash reserves for future operating expenses). All voting rights, except as specified in the operating agreement or required by law remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required, determining how to best commercialize the applicable Series assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the operating agreement of the Company, as amended and restated from time to time (the
"Operating Agreement"). The Company and each Series shall have perpetual existence unless terminated pursuant to the Operating Agreement or law.




OPERATING AGREEMENT

In accordance with the Operating Agreement each interest holder in a Series grants a power of attorney to the Manager.
The Manager has the right to appoint officers of the Company and each Series.

After the closing of an offering, each Series is responsible for its own Operating expenses (as defined in Note 2(5)). Prior to the closing, Operating expenses are borne by the Manager and not reimbursed by the economic members. Should post-closing Operating expenses exceed revenues or cash reserves then the Manager may (a) pay such Operating expenses and not seek reimbursement, (b) loan the amount of the Operating expenses to the series and be entitled to reimbursement of such amount from future revenues generated by the series ("Operating expenses Reimbursement Obligation(s)"), on which the Manager may impose a reasonable rate of interest, and/or (c) cause additional Interests to be issued in order to cover such additional amounts, which Interests may be issued to existing or new investors, which may include the Manager or its affiliates.

LIQUIDITY AND CAPITAL RESOURCES

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company or any of the Series have not generated profits since inception. The Company has sustained no income or loss for the period ended October 7, 2020 and, has no members' equity as of October 7, 2020. The Company or any of the Series may lack liquidity to satisfy obligations as they come due. Future liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future offerings for the various
Series of Interests. These conditions raise substantial doubt as to the Company's ability to continue as a going concern.

Through October 7, 2020, none of the Series have recorded any revenues. The Company anticipates that it will commence commercializing the collection in fiscal year 2020, but does not expect to generate any revenues for any of the Series in the first year of operations. Each Series will continue to incur Operating expenses including, but not limited to, storage, insurance, transportation and maintenance expenses, on an ongoing basis.

From inception through October 7, 2020, VinVesto, Inc. or an affiliate has borne all of the costs of the Company. The Company and each Series expect to continue to have access to ample capital financing from the Manager going forward. Until such time as the Series' have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future offerings may be used to create reserves for future Operating expenses for individual Series at the sole discretion of the Manager.


NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING
POLICIES

Basis of Presentation
The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

Use of Estimates
The preparation of the balance sheet in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Cash Equivalents and Concentration of Cash Balance
The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company's cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Offering Expenses

Offering expenses relate to the offering for a specific Series and consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed offering and will generally be charged to members' equity upon the completion of the proposed offering. Offering expenses that are incurred prior to the closing of an offering for such Series, are being funded by the Manager and will generally be reimbursed through the proceeds of the offering related to the Series. Should the proposed offering prove to be unsuccessful, these costs, as well as additional expenses to be incurred, will be charged to the Manager.

Operating Expenses

Operating expenses related to a particular collection of assets are costs and expenses attributable the assets of a particular Series and include storage, insurance, transportation (other than the initial transportation from the card location to the Manager's storage facility prior to the offering, which is treated as an "Acquisition Expense", as defined below), annual audit and legal expenses and other specific expenses as detailed in the Manager's allocation policy. We distinguish between pre-closing and post-closing Operating expenses. Operating expenses are expensed as incurred.

Except as disclosed with respect to any future offering, expenses of this nature that are incurred prior to the closing of an offering of Series of Interests are funded by the Manager and are not reimbursed by the Company, Series or economic members. These are accounted for as capital contributions by the Manager for expenses related to the business of the Company or a Series.

Upon closing of an offering, a Series becomes responsible for these expenses and finances them either through revenues generated by a Series or available cash reserves at the Series. Should revenues or cash reserves not be sufficient to cover Operating expenses the Manager may (a) pay such Operating expenses and not seek reimbursement, (b) loan the amount of the Operating expenses to the Series at a reasonable rate of interest and be entitled to reimbursement of such amount from future revenues generated by the Series ("Operating expenses Reimbursement Obligation(s)"), and/or (c) cause additional Interests to be issued in order to cover such additional amounts.

Income Taxes

The Company intends that the master series and separate
Series will elect and qualify to be taxed as a C-corporation under the Internal Revenue Code. The separate Series will comply with the accounting and disclosure requirement of ASC Topic 740, "Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.





NOTE 3 - RELATED PARTY TRANSACTIONS

The Company, a Delaware series limited liability company, whose managing member is the Manager, will admit additional members to each of its series through the offerings for each series. By purchasing an Interest in a Series of Interests, the investor is admitted as a member of the Company and will be bound by the Company's Operating Agreement. Under the Operating Agreement, each investor grants a power of attorney to the Manager. The Operating Agreement provides that the Manager with the ability to appoint officers.


NOTE 4 - REVENUE, EXPENSE AND COST
ALLOCATION METHODOLOGY

The Company distinguishes expenses and costs between those related to the purchase of a particular collection of assets and Operating expenses related to the management of such collectible assets.

Fees and expenses related to the purchase of an underlying collection of assets include the offering expenses, Acquisition Expenses, Brokerage Fee and Sourcing Fee. As of October 7, 2020, VinVesto, Inc. incurred costs of $0 on behalf of the Company or Series.

Within Operating expenses the Company distinguishes between Operating expenses incurred prior to the closing of an offering and those incurred after the close of an offering. Although these pre- and post- closing Operating expenses are similar in nature and consist of expenses such as storage, insurance, transportation and maintenance, pre-closing Operating expenses are borne by the Manager and are not expected to be reimbursed by the Company or the economic members. Post-closing Operating expenses are the responsibility of each Series of Interest and may be financed through (i) revenues generated by the Series or cash reserves at the Series and/or (ii) contributions made by the Manager, for which the Manager does not seek reimbursement or (iii) loans by the Manager, for which the Manager may charge a reasonable rate of interest or (iv) issuance of additional Interest in a Series.

Allocation of revenues, expenses and costs will be made amongst the various Series in accordance with the Manager's allocation policy. The Manager's allocation policy requires items that are related to a specific Series to be charged to that specific Series. Items not related to a specific Series will be allocated pro rata based upon the value of the underlying collectible assets, as stated in the Manager's allocation policy and as reasonably determined by the Manager. The Manager may amend its allocation policy in its sole discretion from time to time.

Revenue from the anticipated commercialization of the collections will be allocated amongst the Series whose underlying assets are part of the commercialization events, based on the value of the underlying assets. No revenues have been generated to date.

Offering expenses, other than those related to the overall business of the Manager (as described in Note 2(4)) are funded by the Manager and generally reimbursed through the Series proceeds upon the closing of an offering. No offering expenses have been incurred by the Company as of October
7, 2020.

Acquisition expenses are funded by the Manager, and reimbursed from the Series proceeds upon the closing of an offering. The Manager had incurred $0 in acquisitions expenses at October 7, 2020.

The Sourcing Fee is paid to the Manager from the Series proceeds upon the close of an offering.



NOTE 5:  GOING CONCERN

The accompanying balance sheet has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a business that has not commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated any revenues as of October 7, 2020.

The Company's ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The balance sheet does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.


NOTE 6:  SUBSEQUENT EVENTS

Anticipated Securities Offering

The Company intends to issue securities of the underlying series in a securities offering meant to be exempt from US
Securities and Exchange Commission registration under Regulation A.

Management Evaluation

Management has evaluated all subsequent events through October 7, 2020, the date the financial statements were available to be issued. There are no additional material events requiring disclosure or adjustment to the financial statements.


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